Exhibit 3.1
FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NBC ACQUISITION CORP.
Pursuant to Sections 242 and 245
of the General Corporation Law of
the State of Delaware
NBC Acquisition Corp. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
1. The Corporation filed (a) its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 1, 1995, (b) a Certificate of Amendment of Certificate of Incorporation on August 29, 1995 (c) a Certificate of Merger with the Secretary of State on February 13, 1998 amending the Certificate of Incorporation and (d) a Certificate of Merger with the Secretary of State on March 4, 2004 amending the Certificate of Incorporation (as amended, the “Existing Certificate of Incorporation”).
2. By unanimous written consent of the Board of Directors (the “Board”) of the Corporation, a resolution was duly adopted, pursuant to Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware, setting forth a First Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) of the Corporation and declaring said amendment and restatement to be advisable. The stockholders of the Corporation duly approved said proposed First Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
3. The Existing Certificate of Incorporation of the Corporation, is hereby amended and restated to read in full as follows:
FIRST: The name of the corporation is:
NBC Acquisition Corp.
SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.
THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 5,020,000 shares consisting of (i) 5,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and (ii) 20,000 shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”).

PREFERRED STOCK. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Series A Preferred Stock.
A. Definitions.
1. The term “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized by law to close.
2. The term “Change of Control” shall mean:
(a) a transaction (or series of related transactions) in which more than fifty percent (50%) of the voting power of the Corporation is transferred, regardless of whether or not the Corporation is a party to such transaction;
(b) a sale or lease by the Corporation of all or substantially all of its assets; or
(c) any consolidation or merger of the Corporation with or into any other Person, or any other corporate reorganization (excluding any reincorporation or other merger, reorganization or consolidation solely to change the domicile of the Corporation), in which the stockholders of the Corporation immediately prior to such transaction, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such transaction.
3. The term “Liquidation” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Change of Control.
4. The term “Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or other entity or a governmental agency of political subdivision thereof.
B. Rank.
1. The Series A Preferred Stock shall rank pari passu to each other series of preferred stock hereafter created by the Board not in violation of the terms hereof, the terms of which expressly provide that it ranks pari passu with the Series A Preferred Stock as to dividends and distributions upon any Liquidation (“Parity Securities”).

2. The Series A Preferred Stock shall, with respect to dividends and distributions upon any Liquidation, rank prior to all classes of Common Stock and to each other class of capital stock or series of Preferred Stock hereafter created by the Board not in violation of the terms hereof, the terms of which do not expressly provide that it ranks prior to or pari passu with the Series A Preferred Stock as to dividends and distributions upon any Liquidation (“Junior Securities”).
3. The Series A Preferred Stock shall, with respect to dividends and distributions upon any Liquidation, rank junior to each class of capital stock or series of Preferred Stock hereafter created by the Board which has been approved by the holders of the Series A Preferred Stock in accordance herewith, the terms of which expressly provide that it ranks prior to the Series A Preferred Stock as to dividends and distributions upon any Liquidation (“Senior Securities”).
C. Dividends and Distributions.
1. The holders of shares of Series A Preferred Stock, in preference to the holders of shares of any Junior Securities, shall be entitled to receive mandatory cumulative dividends from the date of issuance thereof, at a rate of 15% per annum (the “Dividend Rate”) of the Series A Liquidation Preference (as defined below) (computed on the basis of a 360-day year), accumulating from day to day, provided, that, if the Corporation redeems some, but not all, share of Series A Preferred Stock pursuant to Section G below, the holders of any shares of Series A Preferred Stock not redeemed shall thereafter be entitled to receive dividends at a rate of 17.5% per annum until such shares are redeemed. Dividends shall compound annually on December 31 of each year on each share of Series A Preferred Stock, whether or not such dividends have been earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Notwithstanding anything herein to the contrary, in the event that shares of Series A Preferred Stock are redeemed or repurchased by the Corporation prior to December 31 in any year, the dividends on such shares for such year shall be pro rated for the portion of such year during which such shares are outstanding, through and including the date of such redemption or repurchase, and such dividends shall be due and payable upon any such redemption or repurchase. The Board may determine, in its sole discretion, to pay any portion of the accrued and unpaid dividends owed with respect to any shares of Series A Preferred Stock from time to time in cash, subject to the restrictions contained in any credit or indenture agreements between or among (i) the Corporation, (ii) NBC Holdings Corp., (iii) Nebraska Book Company, Inc. or (iv) any other subsidiary of any of the foregoing (collectively, (i) through (iv), the “Related Parties”) and their respective lenders or trustees (such credit or indenture agreements being hereinafter referred to, collectively, as the “Credit Facilities” and individually as a “Credit Facility”), or any other contractual or legal restriction on any of the Related Parties’ ability to pay such dividends.

2. Notwithstanding any provision in Section C.1 to the contrary, any dividends accruing on the Series A Preferred Stock that are not paid in cash subject to the provisions in Section C.1 above, shall be satisfied through the issuance of shares of Series A Preferred Stock in a number of whole or partial shares equal to the aggregate dollar amount that would otherwise be paid divided by the Series A Liquidation Preference (as defined in Section F.1) of such shares of Series A Preferred Stock. If and when any shares of Series A Preferred Stock are issued under this Section C.2 in satisfaction of accrued dividends, such shares of Series A Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable.
3. All dividends and distributions paid with respect to shares of Series A Preferred Stock shall be paid pro rata to the holders of Series A Preferred Stock in accordance with the number of shares of Series A Preferred Stock registered in the name of each such holder on the records of the Corporation.
4. The Corporation shall not pay any dividends or make any distribution in respect of any Junior Securities, including the Common Stock (other than dividends or distributions payable solely in shares of Common Stock or other Junior Securities), unless the Corporation shall have previously, or concurrently therewith, paid all accrued and unpaid dividends on the Series A Preferred Stock in cash.
5. After payment of all accrued and unpaid dividends to the holders of Series A Preferred Stock in accordance with this Section C, any additional dividends or distributions declared and paid in respect of any Junior Securities (including dividends or distributions payable solely in shares of Common Stock or other Junior Securities) shall be distributed ratably among the holders of Junior Securities.
D. Voting Rights.
1. The holders of the Series A Preferred Stock shall not be entitled to any voting rights except as herein provided in this Section D or as required by applicable law.
2. So long as any shares of Series A Preferred Stock remain outstanding, without the consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not:
(a) amend, alter or repeal any provision of this First Amended and Restated Certificate so as to adversely affect the specified preferences, rights, privileges, powers or voting rights of the Series A Preferred Stock;
(b) create, authorize or issue any Parity Securities or Senior Securities, or increase the authorized number of shares of any such class or series, or reclassify any authorized stock of the Corporation into any Senior Securities or Parity Securities or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Securities or Parity Securities;
(c) redeem, repurchase or otherwise acquire, or set aside any sums for the purchase or redemption of, any Preferred Stock or Junior Security (or pay into or set aside for a sinking fund for any such purpose) any share or shares of Preferred Stock or Junior Security; or

(d) directly or indirectly declare or pay dividends or make any distributions upon any of its capital stock or other equity securities (including any security convertible into or exercisable for an equity security) other than upon the Series A Preferred Stock.
3. Except as provided herein, (a) the creation, authorization or issuance of any Junior Securities, (b) a decrease in the amount of authorized capital stock of any class, including any Preferred Stock, or (c) an increase in the amount of authorized capital stock of any class of Junior Securities, shall not require the consent of the holders of Series A Preferred Stock.
E. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever (including by conversion, repurchase, or reclassification) shall be retired and cancelled promptly after the acquisition thereof and may not be reissued.
F. Liquidation.
1. Upon any Liquidation, the holders of the Series A Preferred Stock shall be entitled, prior to any distribution to holders of Junior Securities, and on a pro-rata basis with holders of Parity Securities, to a liquidation preference of $1,000 per share of Series A Preferred Stock, as adjusted for stock splits, stock dividends, capital reorganizations, reclassifications and the like (the “Series A Liquidation Preference”), plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of payment, including any pro rata dividends for any partial annual period.
2. Upon any Liquidation, after payment to the holders of the Series A Preferred Stock of the amounts set forth in Section F.1 above, (a) the holders of the Series A Preferred Stock shall not be entitled to any additional payments or distributions in respect of the shares of Series A Preferred Stock then held by them, and (b) the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of Junior Securities in accordance with this First Amended and Restated Certificate of Incorporation in proportion to the shares of Junior Securities then held by them.
G. Redemption.
1. Series A Preferred Stock Mandatory Redemption. If the Corporation has funds legally available therefor (subject to Sections G.2 and G.3 below), but subject in all cases to the proviso contained at the end of this Section G.1, each outstanding share of Series A Preferred Stock shall be redeemed by the Corporation, at the option of the holders of a majority of the Series A Preferred Stock, on the occurrence of a Change of Control (the “Series A Redemption Date”), at a redemption price per share of Series A Preferred Stock equal to the Series A Liquidation Preference plus accrued and unpaid dividends thereon, if any, whether or not declared, through the Series A Redemption Date, including any pro rata dividends for any partial annual period, payable in cash on the Series A Redemption Date; provided, that in any event any redemption shall be subject to the restrictions limiting or prohibiting any such redemptions, in whole or in part, contained in any Credit Facility. To the extent any Credit Facility prohibits or otherwise limits the ability of the Corporation to make any redemption provided for under this G.1, on any Series A Redemption Date, then the Corporation shall not be obligated to make any such redemption until such prohibition or other limitation no longer exists (the date on which such prohibition or other limitation ceases to exist being hereinafter referred to as a “Permitted Redemption Date”) and the Series A Redemption Date shall be the Permitted Redemption Date.
2. Pro Rata Redemption. If, on any Redemption Date, the funds of the Corporation legally available for redemption of the Series A Preferred Stock are insufficient to pay in cash the required redemption price for the number of shares to be redeemed, then those funds which are legally or contractually available for redemption of shares of Series A Preferred Stock shall be used to redeem the maximum possible number of such shares, pro rata based upon the number of shares to be redeemed. At any time thereafter, (a) when additional funds of the Corporation become legally available for the redemption of shares of Series A Preferred Stock, such funds shall immediately be used to redeem the balance of the shares of Series A Preferred Stock which the Corporation has become obligated to redeem, but which it has not redeemed, and (b) the Corporation shall take all action permitted under applicable law and its contractual obligations to its lenders to permit the payment of the redemption price for the shares of Series A Preferred Stock that the Corporation has become obligated to redeem, but which it has not redeemed, including through revaluation of assets to make funds legally available for such payment. Until such time as all shares of Series A Preferred Stock are redeemed, the holders of Series A Preferred Stock that remain outstanding shall have all rights, powers, privileges and preferences, including, without limitation, the right to receive dividends at the rate of 17.5% per annum pursuant to Section C.1 above.
3. Status of Redeemed Shares. No share of Preferred Stock is entitled to any dividends accruing after the date on which the redemption price of such share is paid in full pursuant to this Section G. At the time of redemption, the rights of the holders of the Series A Preferred Stock redeemed shall cease, except for the right to receive the redemption price specified in Section G.1 above, without interest, upon such redemption.
4. Notice of Redemption. Except as otherwise provided herein, the Corporation shall (a) mail written notice of each redemption of any Series A Preferred Stock, by first class mail, postage prepaid, to each record holder thereof not more than sixty (60) nor less than ten (10) days prior to the date on which such redemption is to be made and (b) pay the amount specified in this Section G to the applicable holder of Series A Preferred Stock, against delivery by such holder to the Corporation of those certificates representing Series A Preferred Stock held by such holder which have then been so redeemed. In case fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series A Preferred Stock shall be issued to the holder thereof without cost to such holder within five (5) Business Days after surrender of the certificate representing the redeemed shares of Series A Preferred Stock.
COMMON STOCK. The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of the Common Stock.
A. Increase or Decrease in Authorized Number. The number of authorized shares of Common Stock may be increased or decreased (but not below the combined number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
B. Voting Rights. Except as otherwise required by law, and subject to the voting rights, if any, provided to the holders of any series of Preferred Stock, the holders of Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder.
C. Dividend, Liquidation and Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects with each other such share, and no dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of Preferred Stock and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when and as declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation remaining after the payment to the holders of the Preferred Stock or of any other class or series of stock ranking senior to the Common Stock upon liquidation of the specific preferential amounts which they are entitled to receive upon such liquidation.
FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:
(a)	The election of directors need not be by written ballot.

(b)	The Board of Directors shall have the power and authority:

(1)	to adopt, amend or repeal by-laws of the corporation, subject only to such limitations, if any, as may be from time to time imposed by law or by the by-laws;

(2)
to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)
subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

SIXTH: No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Sixth shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, NBC ACQUISITION CORP. has caused this First Amended and Restated Certificate of Incorporation to be signed by the undersigned, on this 3rd day of February, 2009.

/s/ Alan G. Siemek
Alan G. Siemek,
Treasurer

[Signature Page to NBC Acquisition A&R Charter]